Exhibit 15.0

July 30, 2018

Southern Copper Corporation

1440 East Missouri Avenue, Suite 160

Phoenix, AZ 85014

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Southern Copper Corporation and subsidiaries for the three and six month periods ended June 30, 2018 and 2017, and have issued our report dated July 30, 2018. As indicated in such report because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, is incorporated by reference in Post-Effective Amendment No.3 to Registration Statement No. 333-150982 on Form S-8, and Registration Statement No. 333-203237 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Member of Deloitte Touche Tohmatsu Limited

/s/ Daniel Toledo Antonio

C.P.C. Daniel Toledo Antonio

Mexico City, Mexico